EXHIBIT 10.2

                                  AMENDMENT TO
                       SUPPLEMENTAL RETIREMENT AGREEMENTS


THIS AMENDMENT TO SUPPLEMENTAL RETIREMENT AGREEMENTS, dated and effective as of September 27, 2006 (this "Amendment"), is adopted by Golden West Financial Corporation, a Delaware corporation ("GDW"), for the benefit of those individuals who are party to a supplemental retirement agreement with GDW (each an "Employee").

                                    RECITALS

A. GDW and each of the Employees are parties to a supplemental retirement agreement, as may have been amended prior to the date of this Amendment (the "Agreements").

B. On May 7, 2006, GDW entered into an Agreement and Plan of Merger (the "Merger Agreement") with Wachovia Corporation ("WB"), pursuant to which agreement it is contemplated that GDW and a subsidiary of WB will merge (the "Merger"). The time the Merger becomes effective (as determined in accordance with Section 2.03 of the Merger Agreement) is referred to herein as the "Effective Time."

C. The Merger Agreement expressly contemplates that GDW may amend the Agreements as set forth below, and the successors to GDW shall remain obligated under and be bound by the terms of the Agreement as amended herein.


                                  AMENDED TERMS

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, GDW hereby amends the terms of each of the outstanding Agreements as follows:

1. DEFINITIONS. For purposes of this Amendment:

     (a) "Cause" shall mean: (i) the continued failure of the Employee to perform substantially his or her duties with the employer (other than any such failure resulting from incapacity due to disability); (ii) the engaging by the Employee in illegal conduct or gross misconduct in connection with the performance of his or here duties with Wachovia (as defined below); or (iii) the conviction of or plea of guilty or nolo contendere to a charge of commission of a felony; provided, that, in the case of an event described in clause (i), Wachovia has provided the Employee with written notice and the Employee has not cured such event within a reasonable time period after receipt of such notice.

     (b) "Disabled" shall mean the Employee being unable to perform his or her duties with Wachovia on a full-time basis for 130 business days during any consecutive twelve month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by Wachovia and acceptable to the Employee or the Employee's legal representative.

     (c) "Good Reason" shall mean any of the following events, in the absence of written consent of the Employee: (i) a diminution of the Employee's position, duties or responsibilities from the Employee's position, duties or responsibilities (other than immaterial changes after the Effective Time) as in effect immediately prior to the Effective Time, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Wachovia promptly after receipt of written notice thereof given by the Employee; (ii) a reduction in the Employee's base salary or bonus (including commission based compensation) opportunity from that which is in effect immediately prior to the Effective Time; or (iii) the relocation of the Employee's principal place of employment to any location more than 35 miles from the Employee's principal place of employment immediately prior to the Effective Time.

     (d) "Wachovia" shall mean WB or any of its subsidiaries, including without limitation any former subsidiary of GDW, employing, without any break in the Employee's service after the Merger, the Employee.

2. AMENDED VESTING PERCENTAGES. Commencing at the Effective Time, the vesting schedule(s) of then unvested portion(s) of the Principal Sum (as set forth in the applicable Agreement) shall be amended such that vesting shall occur at a rate that is at least 2.5 times faster than the originally specified vesting schedule(s) such that the unvested portion at the Effective Time of an Employee's Principal Sum that otherwise would have taken five years to vest will vest in two years.

3. IMMEDIATE VESTING UPON DISABILITY. If, at any time after the Effective Time, the Employee becomes Disabled, then any remaining unvested portion(s) of the Principal Sum shall vest in full effective immediately as of such date the Employee becomes Disabled.

4. IMMEDIATE VESTING UPON TERMINATION OTHER THAN FOR CAUSE OR FOR GOOD REASON. If, during the four-year period after the Effective Time, Employee's employment with Wachovia is terminated (i) by Wachovia for a reason other than for Cause, or (ii) by the Employee for Good Reason, then any remaining unvested portion(s) of the Principal Sum shall vest in full effective immediately as of such date of termination.

5. WITHHOLDING. All distributions made pursuant to the Agreement shall be subject to withholding of all required federal, state and local income and employment/payroll taxes (including FICA taxes), and all such distributions shall be net of such tax withholding. In addition, amounts vesting pursuant to the Agreement, as amended hereby, shall be subject to withholding of all required employment/payroll taxes

(including FICA taxes) in the year in which such amounts vest. Any required withholding will be collected from "other earnings" of the Employee. In the absence of "other earnings" sufficient to satisfy such withholding, the Employee shall remit such amounts required to satisfy such withholding obligations to GDW or its successor within 10 business days of the Employee's receipt of any such notice and request for payment.

6. NO OTHER CHANGES. Except as expressly provided above, this Amendment does not amend, modify or alter any other term or condition set forth in the Agreement, which shall remain in full force and effect. Except to the extent necessary to comply with final regulations implementing Section 409A of the Internal Revenue Code of 1986, as amended, no provision of this Amendment shall be modified, waived, discharged or amended unless the modification, waiver, discharge or amendment is agreed to in writing and signed by the Employee and by an authorized officer of GDW or its successor.

7. ENFORCEABILITY. This Amendment shall constitute a binding and enforceable agreement between GDW and its successors and each of the Employees as if they were a party hereto. This Amendment shall inure to the benefit of and be enforceable by the Employees and their respective successors and assigns.

8. CONTINGENT EFFECT/TERMINATION OF THIS AMENDMENT. The provisions set forth in this Amendment are contingent upon the Merger becoming effective. In the event that the Merger is not completed, this Amendment shall be of no further force and effect and shall automatically terminate. This Amendment shall not apply to a supplemental retirement agreement between GDW and an individual whose employment with GDW or one of its affiliates terminates prior to the Effective Time.

GOLDEN WEST FINANCIAL CORPORATION

/s/ Herbert M. Sandler
---------------------------------
Herbert M. Sandler
Chief Executive Officer